Exhibit 10.5

Second Amendment to Auto Loan Purchase and Sale Agreement

This SECOND AMENDMENT ("Amendment") to the Auto Loan Purchase and Sale Agreement dated and effective May 1, 2000 by and between E-LOAN, Inc. ("E-LOAN") and Wells Fargo Bank, N.A. -Auto Finance Group ("Wells Fargo" or "Correspondent"), as amended by the First Amendment to Auto Loan Purchase and Sale Agreement dated January 23, 2001 (collectively, the "Agreement") is entered into and effective on this 15th day of March, 2001

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is expressly acknowledged by the parties hereto, E-LOAN and Wells Fargo agree as follows:

  Section 1.3 of the Agreement is hereby amended to read as follows:

  1.3 Acceptance. Correspondent shall, in its sole discretion, accept or reject Offers, and shall inform E-LOAN of its decisions. In determining whether to accept or reject an Offer, Corespondent shall apply the Purchase Criteria to each Loan offered for sale. If Correspondent accepts an Offer, Correspondent shall transmit to E-LOAN a Confirmation with respect to each prospective Loan to be purchased. Correspondent will use its best effort to inform E-LOAN of its decision within 2 hours from receipt of an Offer. Confirmation shall include the information set forth on Exhibit C, and shall include a clear description of the conditions that must be met in order for Correspondent to purchase the Loan. Transmission of a Confirmation shall constitute acceptance of E-LOAN's Offer, and Correspondent shall be obligated to purchase the prospective Loan, provided that all conditions set forth in the Confirmation are met and that the Loan is funded by E-LOAN prior to expiration of the Confirmation. If E-LOAN does not fund a prospective Loan and fulfill all conditions set forth in the Confirmation within sixty (60) days of E-LOAN's receipt of the Confirmation ("Offer Expiration Date"), the Confirmation shall expire, and Correspondent shall have no obligation to purchase a Loan. Correspondent's purchase obligation is also subject to the provisions of Exhibit E. E-LOAN agrees that it will not offer for sale to any person other than Correspondent any Loan for which a Confirmation has been issued and is outstanding. Upon expiration of a Confirmation, E-LOAN shall be free to sell or offer to sell the subject Loan to any other person. In the absence of a Confirmation issued by Correspondent with respect to a Loan, Correspondent is not obligated to purchase any Loan offered for sale by E-LOAN.

  The following new Section 1.10 is hereby added to the Agreement:

  1.10 Dealer Agreement. A copy of E-LOAN's Dealer Agreement used in connection with Loans is attached as Exhibit F.

  The following new Section 1.11 is hereby added to the agreement.

  1.11 Underwriting Services. From time to time, as an accommodation to E-LOAN and upon a specific request from E-LOAN, Correspondent will provide underwriting services to E-LOAN pertaining to specific prospective Loans. Correspondent will use the same underwriting criteria that it uses for its own consumer loan products. After Correspondent receives a request from E-LOAN to provide underwriting for a prospective Loan, Correspondent will inform E-LOAN of the underwriting decision on these specific prospective Loans using best efforts within two (2) hours. Concurrently with the underwriting decision, Correspondent will inform E-LOAN whether or not Correspondent is interested in purchasing the prospective Loan. If Correspondent communicates to E-LOAN that it is willing to purchase the prospective Loan, then that communication will operate as an acceptance of an Offer as to that prospective Loan and all the appropriate provisions of this Section 1. "Sale and Delivery of Loans" will apply to that Offer and acceptance.

  Exhibit A is hereby deleted and replaced with the Exhibit A attached to this Amendment.
  The first parenthetical sentence in Exhibit B stating "(see Well Fargo Express Auto Loan Rate Sheet for model year, term and minimum loan amount eligibility, a sample of which is attached as Exhibit G.)" is hereby deleted and replaced with the following:

  Interest Rates for Loans purchased under this Agreement will be calculated based on the Core Pricing Model set forth in Exhibit E, and may be adjusted within the parameters of the Core Pricing Model.

  Exhibit E is hereby deleted and replaced with the Exhibit E attached to this Amendment.
  The attached Exhibit F is hereby added to the Agreement.
  Effective April 1, 2001, E-LOAN will use best efforts to generate a minimum [*] and maximum of [*] in funded loans per calendar month.
  The Agreement is hereby modified and amended to incorporate the terms and conditions set forth herein, which shall supercede and prevail over any conflicting terms of the Agreement. Except for this changes set forth above, all of the terms and conditions of the Agreement shall remain in full force and effect.

WELLS FARGO BANK, N.A. - AUTO E-LOAN, INC. FINANCE GROUP	E-LOAN, INC.
By: /s/ Paul Tsang Authorized Signature	By: /s/ Stephen M. Herz Authorized Signature
Name: Paul Tsang Title: Vice President	Name: Stephen M. Herz Title: SVP Consumer Loans
By: /s/ Matt Roberts Authorized Signature
Name: Matt Roberts Title: CFO

EXHIBIT A

Documents to be Submitted by E-Loan with Offers to Sell a Loan
Product: Loan amount: Term:	Make: Model: Year: Vehicle Mileage:
Primary Applicant Information:	Co-Applicant Information
Primary applicant name: Primary applicant SSN: Primary applicant score: Birthdate:	Co-applicant name: Co-applicant SSN: Co-applicant score: Birthdate:
Current residence: Home phone number: Time at current residence: Rent/Mortgage payment: Residence status (rent/own):	Current residence: Home phone number: Time at current residence: Rent/Mortgage payment: Residence status (rent/own):
If less than 2 years at current residence: Previous residence: Time at previous residence:	If less than 2 years at current residence: Previous residence: Time at previous residence:
Name of Employer: Employer address: Employer phone: Occupation: Time on job:	Name of Employer: Employer address: Employer phone: Occupation: Time on job:
If less than 2 years with current employer: Name of previous employer: Previous employer address: Previous employer phone: Previous occupation: Time on previous job:	If less than 2 years with current employer: Name of previous employer: Previous employer address: Previous employer phone: Previous occupation: Time on previous job:
Gross monthly income: Other monthly income: Source of other monthly income:	Gross monthly income: Other monthly income: Source of other monthly income:

EXHIBIT C

Information to be Included in Confirmation

The Confirmation will include the following:

Within 2 hours of Correspondent's receipt of an Offer from E-LOAN, during Wells Fargo's business hours, Correspondent shall, in its sole discretion, accept or reject such offer, and shall inform E -LOAN of its decision.

For Approvals:

  Date and Time of the credit decision
  Application number
  Decisioning Lender Contact Information
  Applicant name (and Co-Applicant if applicable)
  Approved Amount
  Maximum Loan to Value % (for new and used)
  APR Rate (for new and used)
  Maximum Term (for new and used)
  Stipulations, which may include but not be limited to specifically required documents, such as tax lien information, proof of income, proof of employment, proof of address, individual credit bureau trade line issues, etc.

For Declinations:

  Date and Time of credit decision
  Application number
  Decisioning Lender contact information
  Applicant Name (and Co-Applicant if applicable)
  Up to 4 ECOA reasons for not approving the application as submitted

EXHIBIT E

Purchase Price and Fees

Purchase Price:

With respect to each Loan made, Correspondent shall pay E-LOAN, via ACH in the account specified in Section 1.6, the Principal Balance of each Loan. Correspondent will use its best effort to pay within 48 hours of receipt of the Required Documents for such Loan.

Core Pricing Model:

[*]

Rules:

  Correspondent will maintain the Core Pricing Model. Either party may update the model with the consent of the other party.
  The Parties will implement the mutually approved rates and fees within two business days of approval.
  Each time the model is updated by either party the Cost of Funds will be updated with the most recent week ending Two (2) Year Interest Rate Swap, as reported in the Federal Reserve Statistical Release. This rate will be obtained from the following URL: http://www.bog.frb.fed.us/releases/hl5/Current/. However, if he URL becomes inoperative or unavailable the parties will agree upon an alternate neutral statistical report. At a minimum, Cost of Funds will be updated monthly. Pricing changes related to this monthly Cost of Funds update will be provided to E-LOAN at least 5 business days prior to month end
  Correspondent will update all variables or parameters within the model, including Net Loss Rates, Fee Costs, New vs. Used Distribution, and Portfolio Mix as new data warrants such an update. This data will either be based on Correspondent's aggregate portfolio or E-LOAN's specific portfolio. Correspondent and E-LOAN will apply best efforts to optimize business origination criteria and operations to meet mutual goals and maintain the parameters within the model.
  Pricing updates are based upon the date the credit application is initially approved.
  E-Loan will use its best efforts to transmit no more than [*] prospective Loans to Correspondent per day for credit decisioning.
  The Core Pricing Model determines the Buy Rates for prospective Loans with original loan terms of between 37 and 60 months. A discount of [*] basis points will be offered on the [*] and Up score range when the approved term is 36 months or less. A discount of [*] basis points will be granted on all score ranges, excluding the [*] and Up range when the approved loan term is 36 months or less. Both discounts are available on Loans secured by a New or Used automobile. The discounts will be re-evaluated in the event the total of monthly loans with approved terms 36 months or less exceed [*] percent of total monthly loans. An additional charge of [*] basis points will be included for Loans with approved terms greater than 60 months, secured by either a New or Used automobile.
  The figures set forth in the foregoing Core Pricing Model are for illustrative purposes, and are subject to change as provided above.

Assumptions:

The beginning assumptions for the New vs. Used Distribution parameter is[*], respectively. The beginning assumptions for Portfolio Mix parameters are: [*] plus [*]. Changes to these parameters will be made based on originations received from E-LOAN for the full calendar month prior to an update. Changes to these parameters may impact the model's Servicing Expense Allocation and or Loss rate, depicted in the model in the column titled "Servicing" and "Loss": in the Output section of the model. The initial total servicing expense allocation based on the initial value of the parameters is [*], and the initial total expected Loss rate is [*]. The absolute floor (minimum) for the total Servicing Expense Allocation is [*].

Fee Structure:

When E-LOAN updates the model they may elect either a flat or tier based Origination Fee structure, defined as Fee Option. Within each Fee Option, E-LOAN may charge a per unit fee from [*]. In the event E-LOAN chooses the Flat Fee Option, the model will calculate the corresponding cost based on the fee E-LOAN charges. The cost associated with the Flat Fee Option will be included in the Target Buy Rate for all tiers. If E-LOAN selects the Tier Fee Option, the model will calculate the corresponding Origination Fee cost contingent upon the Origination Fee amount selected for a respective score distribution. The Target Buy Rates will be updated accordingly. The Target Buy Rates are tied to the Origination Fee Seller selects, e.g., the lower the Origination Fee, the lower the Target Buy Rate, or the higher the Origination Fee, the higher the Target Buy Rate. E-LOAN may, in its discretion, reduce or increase its Origination Fee in order to increase or decrease Buy Rates for Loans; provided, however, that any such adjustments must be within the parameters of the Core Pricing Model.

Origination Fees:

As additional compensation for E-LOAN's performance of Services hereunder, Wells Fargo will pay E-LOAN a fee ("Origination Fee") for each Loan purchased under this Agreement calculated in accordance with the attached Core Pricing Model. On or before the tenth (10`") day of each month, Wells Fargo shall pay E- LOAN the aggregate Origination Fees for all Loans funded in the prior calendar month pursuant to this Agreement. Notwithstanding the foregoing, E-LOAN shall refund the Origination Fee to Wells Fargo for each Loan that is prepaid within 135 days from the date such Loan is funded.

Origination Fees will be discounted based on the aggregate dollar volume of funded loans within each calendar month according to the following schedule. The discount is applied to the Fee Cost and the Core Pricing Model calculates the new Origination Fee based on the discounted fee cost.

a) [*] - [*] discount up to and including [*].

b) [*] - [*] basis points discount on only that amount greater than [*] and less than [*].

c) [*] - [*] basis points discount on only that amount greater than [*] and less than [*].

EXHIBIT F

Dealer Agreement

By signing, endorsing or negotiating the Draft, the Dealer listed on the Draft agrees to comply with the terms of this Dealer Agreement. The Draft will not be honored and paid unless Dealer does all of the following:

1. Confirm that the following information has been properly completed on the Draft:

    Correct name of the dealership is filled out on the "Seller' line;
    Correct dealership phone number and the state where the dealership is located; Vehicle Year, Make, Model, VIN, and New/Demo or Used box checked;
    Amount of the Draft (This will be the loan amount.) NOTE: The amount of the Draft must be within the minimum and maximum loan amounts, and must not exceed the percentages of the vehicle's estimated value, set forth on the front of the Draft.
    For Florida dealers, the Florida Documentary Stamp Tax must be included on the Draft and will be deducted from the loan proceeds.
    Borrower signature - and Co-Borrower signature (if applicable).

2. Confirm Vehicle Eligibility. The Draft may not be used with vehicles that will be used primarily for business or commercial purposes.

The Draft may only be used with:

    New/Demo Vehicles, model year 2002-2001, maximum mileage 6,000; or
    Used Vehicles, model year 2001-1996, maximum mileage 80,000.

3. Call E-LOAN toll free at 1-877-305-2404 for authorization code.

4. Read and sign the back of the Draft.

5. Fax copies of the following to 1-888-322-9850:

    Bill of Sale, Purchase Order or Buyer's Order. For Florida dealers, the Florida Documentary Stamp Tax must be included in the Bill of Sale or Buyer's Order.
    Factory Invoice for new vehicle, book-out for used vehicle
    Certificate copies of credit life insurance, disability insurance, MBI, service contract and warranty, if applicable
    Signed Odometer Disclosure Statement for used vehicles
    Copy of Borrower(s) Driver's License Proof of Borrower(s) Insurance
    Application for Certificate of Title showing first and only lien holder as: Wells Fargo Bank, P.O. Box 254948, Sacramento, CA 95865-4948
    Copy of front and back of dated and signed Draft
    Additional conditions of approval:

THE DRAFT WILL NOT BE APPROVED FOR PAYMENT UNLESS ALL OF THE ABOVE REQUIREMENTS ARE MET.